UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 15, 2010
Preformed Line Products Company
(Exact name of registrant as specified in its charter)

Ohio	0-31164	34-0676895

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 Beta Drive Mayfield Village, Ohio	44143

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (440) 461-5200
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On May 15, 2010, Preformed Line Products Company (the “Company”), and Tony Lachlan Wallace, Grant Lachlan Wallace and Helen Amelia Wallace each of Auckland, New Zealand (“NZ”) as trustees of the Wallace Family Trust, Grant Lachlan Wallace, Tony Lachlan Wallace and Alison Kay Wallace each of Auckland, NZ, as trustees of the T&A Wallace Family Trust, and Cameron Lachlan Wallace, Grant Lachlan Wallace and Tony Lachlan Wallace each of Auckland, NZ, as trustees of the Cameron Wallace Trust (collectively, “Vendors”), entered into an Agreement for the Sale and Purchase of Shares in Electropar Limited, a New Zealand corporation, (the “Purchase Agreement”). Pursuant to the Purchase Agreement, at closing, the Company will acquire from the Vendors, all of the outstanding equity of Electropar Limited for NZ$20.5 million, subject to a customary post-closing working capital adjustment. On May 14, 2010, one U.S. Dollar was equal to approximately 1.4 NZ Dollars. In addition, the Company may be required to make an additional earn-out consideration payment to the Vendors up to NZ$2 million based on Electropar achieving a financial performance target (Earnings Before Interest, Taxes, Depreciation and Amortization) for the 12 month period following closing. The closing of the Purchase Agreement is subject to customary closing conditions, including clearance from the New Zealand Commerce Commission and the Overseas Investment Office of New Zealand, both of which are expected to take eight weeks. In addition, the Purchase Agreement includes customary representations, warranties, covenants and indemnification provisions.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBIT
(d) Exhibits
99.1     Press release dated May 17, 2010, announcing entry into the Purchase Agreement.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREFORMED LINE PRODUCTS COMPANY
/s/ Caroline S. Vaccariello
Caroline A. Saylor, General Counsel & Corporate Secretary

DATED: May 17, 2010